Offering Circular Live Oak Financial LLC May 11, 2025

This is a public offering by Live Oak Financial LLC (the "Company", "LOF", "we", "our", "us") of Borrower Payment Dependent Notes ("BPDNs", the "Notes") in a "Tier 2 Offering" under Regulation A (the "Offering"). We are offering an aggregate principal amount of $600,000 with a $50 minimum purchase. (No selling security-holders.) - See Securities Being Offered for the plan of distribution on page 4. This Offering is being conducted on a "best efforts" basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the "Securities Act"), for Tier 2 offerings. Funds tendered by investors will be immediately available to the Company. We expect to commence the offer and sale of the Notes as of September 1, 2025. The Offering will terminate at the earlier of: (1) the date at which $600,000 worth of BPDNs have been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the "SEC" or the "Commission"), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the "Termination Date"). Principal Executive Offices 3520 Alpine Autumn Dr Austin, Texas 78744 Tel: (775) 513-5770

	Price to Public	Underwriting Discount & Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Note/Unit	$50	$0	$50	$0
Total Minimum	$50	$0	$50	$0
Total Maximum	$600,000	$0	$600,000	$0

Footnotes:

- Underwriting discounts and commissions are zero - Live Oak Financial LLC will serve as underwriter and dealer without an underwriting spread.

- Issuer's offering expenses (audit, legal, Blue-Sky) are disclosed elsewhere in this Offering Circular.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration. Any representation to the contrary is a criminal offense.

Sales will be made only to residents of the state of Texas. Offers and sales of these securities are made under an exemption from registration and have not been registered under the Securities Act of 1933. For a period of six months from the date of the sale by the issuer of the securities, any resale of the securities (or the underlying securities in the case of convertible securities) shall be made only to persons resident within the state of Texas.

In addition to the 10 % investment limit described above, each investor must satisfy one of the following additional suitability standards, which are derived from the NASAA Statement of Policy regarding Unsound Financial Condition: annual income ≥ $80,000 and net-worth ≥ $80,000 (excluding home, furnishings, autos), and total purchases limited to 10 % of net-worth, or net-worth ≥ $280,000 (same exclusions); total purchases limited to 10 % of net-worth. See "Financial Suitability Requirements".

Limitation of Liability - Texas Small Business Issuers	3
Summary and Risk Factors	3
Dilution	4
Plan of Distribution and Selling Securityholders	4
Use of Proceeds to Issuer	6
Description of Business	7
Description of Property	8
Management's Discussion and Analysis of Financial Condition and Results of Operations	9
Operating Results	9
Directors, Executive Officers and Significant Employees	10
Compensation of Directors and Executive Officers	11
Security Ownership of Management and Certain Securityholders	12
Interest of Management and Others in Certain Transactions	12
Securities Being Offered	13
Debt Securities-Notes	14
Financial Statements	15
Signatures	21

Limitation of Liability - Texas Small Business Issuers

In accordance with Section 4008.061 of the Texas Securities Act, Live Oak Financial LLC is a "small business issuer" (having annual gross revenues ≤ $25 million and no SECregistered equity class) and is offering no more than $5 million. Under that statute, in any action relating to this offering the maximum recovery against any person engaged to provide services is capped at three times the fee paid to them (unless intentional wrongdoing is shown). Prospective investors will be required to acknowledge receipt of this disclosure.

Summary and Risk Factors

Summary of Offering

Live Oak Financial LLC ("LOF") operates an online marketplace through which it originates unsecured consumer loans (the "Borrower Loans") and simultaneously issues Borrower Payment Dependent Notes (the "Notes") that entitle investors to receive the net cash flows LOF collects on those underlying loans. LOF offers Notes on a continuous, best-efforts basis in minimum $50 denominations up to $600,000 aggregate principal amount. LOF acts as issuer, underwriter, dealer and servicer of the Notes, earning origination and servicing fees on the Borrower Loans rather than any underwriting spread on the securities offering. Payments on each Note are made only after LOF receives the corresponding borrower payment, net of fees and any collection costs.

LOF's platform verifies borrower identity and bank information but does not collateralize the Borrower Loans. Investors fund individual Notes through LOF's website and bear the risk of borrower non-performance. LOF makes limited repurchase or indemnification commitments only for verified identity-theft defaults, risk rating failures, or Auto-Invest errors and maintains a reserve fund to satisfy those obligations. Notes mature alongside their associated Borrower Loans and are not listed on any exchange-investors should plan to hold to maturity.

Risk Factors (Most Significant Specific Risks)

  Dependence on Borrower Performance. Payments on each Note are entirely contingent upon LOF's collection of principal and interest under the corresponding Borrower Loan. If a borrower fails to pay, the Note holder receives no payment for that period and may lose all or part of its investment.
  Unsecured, Unverified Loans. Borrower Loans are unsecured, carry no collateral or thirdparty guarantee, and LOF does not independently verify employment or use-of-proceeds representations. False or inaccurate borrower information may materially increase default risk.
  No Secondary Market. Notes are not listed on any exchange, no trading platform exists, and ownership is limited to registered LOF users. Investors must be prepared to hold Notes to maturity.
  Limited Recourse & Legal Enforceability. Note holders have no direct contractual rights against borrowers - recourse is solely against LOF. LOF's obligation to repurchase or indemnify is narrowly defined and may be insufficient if widespread defaults occur or LOF lacks liquidity.

  Platform & Servicing Risks. LOF has sole discretion to service, modify or waive loan terms without holder consent, including relocating final maturity. Collection efforts may involve third-party agencies that can retain up to 40% of recovered amounts as fees.
  Company & Regulatory Risk. LOF is a development-stage company with limited operating history. Its ability to fund indemnification obligations, manage rapid growth, comply with extensive federal and state lending and securities laws, and defend its proprietary technology all present significant uncertainties.
  Concentration & Economic Sensitivity. Loan performance may deteriorate due to general economic downturns, rising unemployment, natural disasters, public health emergencies or borrower bankruptcy or military-service protections, any of which could reduce LOF's cash flows and impair payments on the Notes.
  No Trust Indenture. Notes are not issued pursuant to any trust indenture (including under the Trust Indenture Act of 1939), and that no trustee has been appointed to act on behalf of investors with respect to the Notes.

Each of the foregoing factors could materially and adversely affect Investors, LOF's business, prospects and ability to make full and timely payments on the Notes. Investors should carefully consider these and all other risks described in this Offering Circular before deciding to invest. Prospective investors should review the Prospectus in its entirety before making an investment decision.

Dilution

Not applicable. The Notes are debt obligations (not equity), and there is no disparity between the public offering price and any price paid by officers, directors, promoters or other affiliates: all persons, including insiders, purchase the BPDNs at the same $50 (minimum) pernote price as the public.

Plan of Distribution and Selling Securityholders

Underwriter

LOF is the sole underwriter, issuer, dealer and distributor of the Notes. The offering is conducted on a best-efforts basis: LOF is under no obligation to purchase any Notes it does not sell, and will pay for only those Notes it successfully places with investors.

Discounts and Commissions

No underwriting discounts, sales commissions, finders' fees or other compensation are payable by LOF in connection with the sale of Notes.

Plan of Distribution

LOF will distribute Notes exclusively via its online platform at www.crowdcash.cc. Investors may subscribe electronically in minimum $50 denominations (and in single dollars thereafter) up to the $600,000 aggregate offering cap. LOF retains all subscription proceeds in its custodial accounts and disburses investor funds to LOF's operating account upon satisfaction of receipt and identity-verification procedures.

Selling Securityholders

None. No securities are being offered for the account of any securityholder, and no affiliate or insider is selling Notes in this offering.

Return of Funds

Because Notes are issued only upon the origination of corresponding Borrower Loans, there is no "all-or-none" or minimum-raise escrow. Subscription proceeds are applied immediately to fund loans; unsold capacity remains available until the $600,000 cap is reached.

Financial Suitability Requirements

Investors must be residents of Texas and must meet one or more of the following suitability requirements, which are based on the NASAA Statement of Policy regarding Unsound Financial Condition, with additional limitations designed to protect investors from overconcentration:

  a. You must have an annual gross income of at least $80,000; (ii) your net worth must be at least $80,000 (exclusive of home, home furnishings and automobiles); and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles); or
  b. Your net worth must be at least $280,000 (exclusive of home, home furnishings and automobiles); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles).

For purposes of these suitability requirements, you and your spouse are considered to be a single person. Review 'Plan of Distribution - Financial Suitability Requirements' in the Prospectus for definitions.

Delay in Payment of Proceeds

As issuer, underwriter and dealer, LOF receives subscription proceeds instantly upon funding of each Note-there is no material delay between receipt of investor funds and application of those funds to the corresponding Borrower Loan.

Market-Makers, Stabilization and Lock-Up Arrangements

There are no arrangements to (1) restrict or limit the sale of additional securities of the same class during the distribution period; (2) stabilize the market for the Notes; or (3) withhold commissions or otherwise hold any underwriter or dealer responsible for distribution beyond LOF's own best-efforts obligation.

Confirmation of Sales to Discretionary Accounts

Not applicable. LOF does not act as an investment adviser and does not confirm sales to accounts over which it exercises discretionary authority.

Use of Proceeds to Issuer

The net proceeds from the sale of up to $600,000 aggregate principal amount of Borrower Payment Dependent Notes (the "Notes") will be applied by LOF in approximately the following order of priority:

Purpose	Minimum Proceeds ($)	Maximum Proceeds ($)	% of Proceeds	Priority of Use
Loan Origination	$540,060	$582,000	90.01% to 97.00%	1
Operational Costs	$18,000	$59,940	3.00% to 9.99%	2
Total	$600,000	$600,000	100%

"Operational Costs" include:

  Technology infrastructure and platform maintenance
  Marketing and business development
  Compliance and regulatory filing expenses

LOF will retain the origination fees (3.00% to 9.99% of funded Borrower Loan amounts) it charges investors to cover servicing, collections and general corporate overhead.

Unallocated Proceeds

All proceeds are allocated as shown above; there is no material portion unallocated at this time.

Use of Proceeds vs. Insider Payments

None of the net proceeds will be used to compensate officers, directors or any affiliated persons of LOF.

Best-Efforts Offering Variability

This is a best-efforts, continuous offering. If less than the full $600,000 cap is sold, proceeds will be applied pro rata to fund Borrower Loans first (Priority 1), with any remainder to Operational Costs (Priority 2).

Right to Change

LOF reserves the right to reallocate the uses of proceeds among the above categories if business conditions change, with any material change prominently disclosed in this Offering Circular.

Description of Business Narrative Description of Business

Live Oak Financial LLC is a Texas-based, development-stage company founded in June 2024 to operate an entirely online marketplace that connects individual borrowers with investors through unsecured, fixed-rate, fully amortizing personal loans ("Borrower Loans") and corresponding Borrower Payment Dependent Notes (the "Notes"). LOF originates each Borrower Loan directly to the borrower and simultaneously issues Notes to investors in minimum $50 denominations, up to an aggregate $600,000 offering cap. LOF acts as issuer, underwriter, dealer and servicer of the Notes, earning origination and servicing fees rather than underwriting spreads.

Products, Services and Market.

LOF's principal service is its marketplace platform, which:

  Originates unsecured personal loans from $250 to $5,000 with terms of 2-24 months, fully amortized at fixed interest rates.
  Issues payment-dependent debt securities (Notes) that pass through net borrower payments (interest net of a 15% servicing fee, plus principal) to investors, with no collateral or borrower recourse.
  Distributes securities electronically to Texas residents via www.crowdcash.cc on a continuous, best-efforts basis.

The market for both Borrower Loans and Notes is individual U.S. residents in Texas with U.S. bank accounts and Social Security numbers. Loans and Notes are transacted entirely online -LOF has no physical branches or deposit-taking activities.

Operations and Technology.

LOF's proprietary platform automates borrower application, identity and bank-link verification, credit-risk assessment, listing creation, investment matching, loan funding, payment processing, servicing and collections, and regulatory compliance. LOF employs one full-time person (Erik Randall, Managing Member) and relies on its sole vendor, Plaid Inc., to provide bank-linking and consumer-reporting services essential to identity verification and credit-risk grading.

Corporate and Legal Matters.

LOF has no subsidiaries or affiliates. It holds a Texas consumer-lending license and is registered as an issuer-dealer in Texas to conduct its marketplace lending and securities activities. Since inception, LOF has experienced no bankruptcies, receiverships, material mergers, acquisitions or asset sales, nor any pending or threatened material legal or regulatory proceedings.

Distinctive or Special Characteristics

  Vendor Dependence. LOF's ability to verify borrower identity and link consumer bankaccount data is entirely dependent on its relationship with Plaid Inc. Without Plaid's dataaggregation services, LOF cannot operate its core underwriting or servicing functions.
  Regulatory Framework. LOF's business is subject to extensive state and federal regulation: it must maintain a Texas lending license, comply with state securities notice-filing requirements (Blue Sky), and adhere to federal consumer-finance and securities laws. Any material changes to licensing or regulation could materially impact operations and financial performance.
  No Collateral & Limited Recourse. Borrower Loans are unsecured, and Notes entitle holders only to LOF's receipt of borrower payments; there is no direct lien on borrower assets or guaranty by third parties. Notes present unique risk profiles that require investor selfassessment of borrower credit performance and platform servicing capabilities.
  Technology-Driven Scalability. LOF's online-only, automated platform permits rapid scaling without the overhead of physical branches or manual underwriting, enabling cost-efficient growth but also requiring continuous investment in technology, cybersecurity and fraudprevention to maintain platform reliability and user trust.

These factors and the nascent stage of LOF's operations are critical to understanding LOF's business model and the risks inherent in its future financial performance.

Successor Servicer; Data-Turnover on Wind-Down

If Live Oak Financial must wind down or can no longer service Notes, we will promptly engage a qualified third-party servicer (whose fees may reduce net Noteholder proceeds). If no successor servicer is secured within 30 days, we will deliver each Borrower's contact details and up-to-date payment history to Noteholders within five business days, an obligation that survives any dissolution or legal suspension of payments.

Description of Property

Live Oak Financial LLC operates its online marketplace from the managing member's personal residence at 3520 Alpine Autumn Dr, Austin, Texas 78744. A dedicated 100 sq ft room within the residence houses the on-premises server hardware that supports LOF's origination, servicing, and payment-processing systems. The servers are owned outright by LOF and are not subject to any material encumbrances.

No third-party cloud hosting or data-center services are used; all platform functionality is run inhouse on this hardware. LOF believes the dedicated space and current server capacity are adequate for its existing operations and near-term growth, and it can expand hardware within the room as needed.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read alongside our balance sheet as of December 31, 2024 and interim balance sheet of May 11, 2025, prepared in accordance with U.S. GAAP. This MD&A contains forward-looking statements that involve risks and uncertainties; actual results may differ materially (see "Forward-Looking Statements").

Operating Results

Since our formation in June 2024 and through May 2025, Live Oak Financial LLC ("LOF") has not yet generated any origination or servicing revenue, as we awaited SEC qualification under Regulation A Tier 2. During this development stage we incurred only $896 of routine start-up costs - comprising licensing fees, software subscriptions, and limited marketing tests - and recorded no payroll or debt service expenses. This modest net loss is entirely consistent with management's expectations for a company in our pre-revenue phase.

Liquidity and Capital Resources

At year-end 2024, LOF held $59.66 in cash and $29.75 in server hardware, with zero liabilities and equity of $93.41. A $71,000 founder equity infusion in Q2 2025 increased cash to $71,009, and an additional $450 hardware contribution raised total equity to $71,461. With no borrowings or credit lines, our sole liquidity source is this equity capital.

Our historical burn rate of $75/month has funded all pre-launch activity. Once fully operational, we anticipate average monthly outflows of approximately $2,275, covering marketing scale-up, professional fees and vendor contracts (including a $12,000 annual Plaid commitment beginning October 2025). Even before accounting for any Reg A proceeds, our existing cash balance provides more than 30 months of runway at this projected burn rate, ensuring ample liquidity to reach qualification and initial revenue generation.

Plan of Operations

Over the next 12 months, we will finalize Texas issuer-dealer and lending licenses, qualify under Reg A Tier 2, and commence continuous issuance of Notes with minimum $50 denominations. Simultaneously, we will fund unsecured personal loans through our marketplace, collect origination and servicing fees, and pass net borrower payments through to investors. Customer acquisition efforts will rely on targeted digital campaigns with an expected CAC of $23, scaling with volume. Technology operations will remain on-premises, with server capacity adequate for Year 1 growth. We have budgeted $2,500 for outsourced legal and audit services in Q2 2025, with no planned full-time hires.

Our $71,009 cash balance covers this entire plan - projected outflows of roughly $27,300 over 12 months - without requiring additional fundraising beyond the anticipated Reg A capital raise.

Although we intend to make BPDNs available for sale as soon as our exemption is effective, management may exercise discretion to delay issuance of any series of notes. Such decisions will be based on our assessment that our technical platform is fully tested and stable, that borrower and investor demand metrics support sufficient note liquidity, and that prevailing market conditions are favorable. Any delay and the criteria underlying it will be disclosed in the applicable prospectus supplement.

Trend Information

Early "soft-launch" marketing has delivered consistent borrower and investor interest approximately one borrower application every two days - with stable conversion metrics through May 2025. The primary near-term uncertainty remains the timing of our Texas licensing and SEC qualification; any delays will correspondingly defer revenue realization. Looking further ahead, our largest upcoming fixed cost will be the Plaid vendor contract ($12 K/year), which is fully reserved for in our liquidity projections.

Overall, management believes our financial condition and capital resources are strong, and the known trends and uncertainties described above are adequately reflected in our runway assumptions and strategic planning.

Directors, Executive Officers and Significant Employees

LOF has a single executive officer who also serves as the sole director. There are no additional significant employees at this time.

Name	Position(s)	Age	Term of Office
Erik Randall1	Owner, Managing Member, President, Designated Officer of Issuance	29	June 2024 - Present

1 Erik Randall was appointed by virtue of being the sole member under LOF's Operating Agreement dated June 2024.

Since founding Live Oak Financial LLC in June 2024, Erik Randall has served as the company's Chief Executive Officer, President, Chief Technology Officer, Designated Officer and Director of Issuance. In this role, he has spearheaded the development of LOF's peer-to-peer lending platform, overseeing corporate strategy, technology architecture, regulatory filings and the company's successful passage of both the SIE and Texas Securities Act examinations.

Prior to LOF, Mr. Randall has maintained an active contract relationship with the U.S. Department of Homeland Security since 2023, where he contributes to secure and reliable software solutions for critical federal projects. Erik has designed and delivered secure, highly available software components for mission-critical federal systems, embedding rigorous testing, monitoring and compliance controls. From 2021 to 2023, he was the first hire and lead systems engineer at Astreia, designing and implementing smart home automation products from initial concept through pilot deployment. Owned the full product lifecycle for two smart-home pilot programs - defining requirements, architecting hardware/software integrations, and coordinating field deployments under tight timelines and budgets. Earlier, between 2019 and 2021, Mr. Randall served as a design engineer at DML LLC, joining as the second employee, where he managed industrial product development and prototyping efforts. He holds a Bachelor of Science in Electrical Engineering from the University of Nevada, Reno. At Live Oak Financial, he's architected the platform from the ground up - embedding real-time compliance checks, scaling the infrastructure to support this Regulation A offering, and recruiting a cross-functional contractors to take LOF from launch to ongoing growth.

Family Relationships

There are no family relationships among LOF's officers, directors or significant employees.

Involvement in Certain Legal Proceedings

No director, executive officer or significant employee has, in the past five years, been the subject of any material:

  Bankruptcy or insolvency filings; or
  Criminal convictions (other than minor traffic offenses).

Compensation of Directors and Executive Officers

LOF paid no compensation to any director or executive officer from inception through fiscal year 2025. Accordingly, for the fiscal year ended December 31, 2024:

Name	Capacities	Cash Compensation ($)	Total Compensation ($)
Erik Randall	CEO, President, CTO, Director	0	0

Aggregate Annual Compensation of Directors as a Group

  Total number of directors: 1
  Aggregate cash and non-cash compensation: $0

Future Compensation Arrangements

LOF does not currently maintain any compensation plans for its officers or directors. LOF may adopt salary, bonus or equity-based arrangements in the future once financially feasible, with terms and performance criteria to be established by the board (or sole member) at that time.

Security Ownership of Management and Certain Securityholders

Below is the table reflecting beneficial ownership of Live Oak Financial LLC's membership interests as of May 11, 2025:

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable(2)	Percent of Class(3)
Membership Interests	Erik Randall3520 Alpine Autumn Dr.Austin, TX 78744	100% of outstanding membership interests	None	100%

1. The address is the residential address of the beneficial owner.

2. No unissued or outstanding options, warrants or other rights to acquire membership interests exist.

3. Calculated based on all issued and outstanding membership interests of LOF.

Executive Officers and Directors as a Group (1 person): 100% beneficial ownership.

There are no other persons or entities beneficially owning more than 10% of any class of LOF's membership interests.

Interest of Management and Others in Certain Transactions

The following transactions with Erik Randall (sole member, director and executive officer) during the past two fiscal years and YTD 2025:

Date	Transaction	Amount	Nature of Interest
06-13-2024	In-kind asset contribution (web domain)	$8	Non-cash contribution of asset by Erik Randall; recorded as other Asset
06-13-2024	In-kind asset contribution (computer hardware)	$35	Non-cash contribution of equipment by Erik Randall; recorded as PPE
06-25-2024	Founder equity contribution	$500	Cash capital contribution by Erik Randall; 100% owner
07-02-2024	Founder equity distribution	$500	Cash capital distribution by Erik Randall; 100% owner
09-02-2024	Founder equity contribution	$60	Cash capital contribution by Erik Randall; 100% owner
09-15-2024	Founder equity contribution	$610	Cash capital contribution by Erik Randall; 100% owner
10-12-2024	Founder equity contribution	$514	Cash capital contribution by Erik Randall; 100% owner
10-24-2024	Founder equity distribution	$530	Cash capital distribution by Erik Randall; 100% owner
12-15-2024	Founder equity contribution	$50	Cash capital contribution by Erik Randall; 100% owner
01-13-2025	Founder equity contribution	$60	Cash capital contribution by Erik Randall; 100% owner
02-08-2025	Founder equity contribution	$100	Cash capital contribution by Erik Randall; 100% owner
03-02-2025	In-kind asset contribution (server hardware)	$450	Non-cash contribution of equipment by Erik Randall; recorded as PPE
05-02-2025	Founder equity contribution	$25,000	Cash capital contribution by Erik Randall; 100% owner
05-03-2025	Founder equity contribution	$25,000	Cash capital contribution by Erik Randall; 100% owner
05-05-2025	Founder equity contribution	$20,000	Cash capital contribution by Erik Randall; 100% owner
05-05-2025	Founder equity contribution	$1,000	Cash capital contribution by Erik Randall; 100% owner

All of these contributions and distributions were made by Erik Randall in his capacity as sole member under LOF's Operating Agreement. No other director, officer, significant employee or >10% securityholder had any material direct or indirect interest in any transaction exceeding the materiality thresholds in the past two fiscal years or the current fiscal year.

Experts

No expert named in this offering statement was retained on a contingent-fee basis, nor does any such expert have a material interest in LOF or its subsidiaries, or any connection as promoter, underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of Live Oak Financial as of May 11, 2025 through inception June 2024, available below and incorporated by reference in this Offering Circular, have been audited by Umer Farooq an independent certified public accountant as stated in their report (which expresses an unqualified opinion on the consolidated financial statements. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Securities Being Offered

LOF is offering up to $600,000 aggregate principal amount of Borrower Payment Dependent Notes (the "Notes"), each series of which corresponds to a single unsecured Borrower Loan originated through LOF's platform. The Notes are U.S. dollar-denominated, fully amortizing, fixed-rate debt obligations of Live Oak Financial LLC ("LOF"), payable solely from payments LOF receives on the corresponding Borrower Loans. The following description outlines the material terms of the Notes.

Debt Securities-Notes Interest and Payment

Each Note bears interest at the "investor yield percentage" specified in the related Borrower Loan listing, which reflects the borrower's stated interest rate net of LOF's 15% servicing fee. Interest accrues on the same schedule as the Borrower Loan itself, and monthly payments of principal and interest are forwarded to Note holders on the third Business Day after the borrower's payment date. Notes have an initial term ranging from two months to two years; if, at the initial maturity date, any principal or interest remains unpaid on the corresponding Borrower Loan, the Note's term automatically extends by one year (the "Final Maturity"), and no payments are due after that extension expires. Borrowers may prepay their loans in full or in part at any time without penalty, and holders of the related Notes receive their pro rata share of any such prepayment, subject to the servicing fee.

Ranking and Security

The Notes are special, limited obligations of LOF, unsecured and not guaranteed or insured by any third party or government agency. In LOF's organizational hierarchy, payments on the Notes rank superior to any indebtedness owed to LOF's promoters but otherwise pari passu among all holders of the same series. LOF has elected not to appoint an indenture or trustee under the Trust Indenture Act; consequently, investors must enforce their rights individually, without the benefit of a coordinating trustee.

Covenants and Defaults

LOF is required to use commercially reasonable efforts to service and collect each Borrower Loan in accordance with customary industry standards. In particular, any loan that becomes 30 days past due must be referred to a collection agency within five Business Days. No other affirmative or negative covenants apply. An Event of Default under a Note series occurs if LOF misses a principal or interest payment by more than 30 days, breaches any other Note covenant that remains uncured for 90 days after notice (plus a further 90-day cure period), or becomes subject to bankruptcy or insolvency proceedings.

Events of Default

An Event of Default on a series of Notes occurs if:

  1. LOF fails to pay principal or interest on that series for 30 days past the due date;
  2. LOF breaches any other Note covenant, continuing 90 days after notice and subject to an additional 90-day cure period; or
  3. LOF becomes insolvent, files for bankruptcy, or a similar event occurs.

Upon a non-bankruptcy default, holders of a majority of that series may declare the principal and accrued interest immediately due and payable. In a bankruptcy default, such acceleration occurs automatically. Note holders must follow specified notice, demand, and indemnity steps before initiating enforcement actions.

Repurchase and Indemnification Rights

If LOF includes an incorrect risk rating in a Borrower Loan listing, if the Auto Invest feature incorrectly purchases a note resulting in material loss, or if a Borrower Loan was procured through verifiable identity theft that results in default, LOF may, at its option, repurchase the affected Notes for their outstanding principal amount or indemnify the holder for losses measured by principal.

Transfer Restrictions and Modifications

Notes are issued solely in electronic, registered form; no physical certificates will be delivered. They are not listed on any exchange and may only be transferred through a trading platform, should one ever exist, or as mandated by law. LOF may unilaterally amend the terms of the Notes, and Note holders have no approval rights except for (i) defaults in payment and (ii) those provisions requiring unanimous holder consent by their terms.

Other Terms

No conversion rights, warrants or other equity or debt securities are being offered in connection with the Notes. Note holders bear no further liability to LOF, and there are no sinking funds, redemption obligations or assessments. The Notes may only be sold to verified Texas residents under applicable state "Blue Sky" requirements.

Financial Statements Independent Auditor's Report

See Exhibit 11, "Consent and Opinion of Auditor Financial Statements..." which is incorporated by reference in this Offering Circular.

Audited Financial Statements

Statements of Income

For the period ended May 11, 2025

	For the period ended	For the fiscal year ended
	May 11,2025	31-Dec-24
Revenue	0.00	0.00
Cost of revenue	0.00	0.00
GROSS PROFIT	0.00	0.00
OPERATING EXPENSES Operating expenses	209.96	644.34

Selling general and administrative expenses	0.00	0.00
Depreciation	3.33	4.67
Amortization	29.46	4.08
Other expenses	0.00	0.00
TOTAL EXPENSES	242.75	653.09
NET LOSS FOR THE YEAR	(242.75)	(653.09)

The accompanying notes are an integral part of these financial statements.

LIVE OAK FINANCIAL LLC

Statements of Financial Position As at May 11, 2025

	As of	As of
	May 11,2025	31-Dec-24
ASSETS
Current Assets:
Cash and cash equivalents	71,009.70	59.66
Account receivable	0.00	0.00
Intangible assets	8.00	8.00
Accumulated amortization	(8.00)	(4.67)
Total current assets	71,009.70	62.99
Fixed Assets:
Property and equipment	$485.00	$35.00
Accumulated depreciation	-$33.54	-$4.08
Total non-current assets	$451.46	$30.92
TOTAL ASSETS	$71,461.16	$93.91
LIABILITIES AND NET ASSETS
Current Liabilities:
Accounts payable	$0.00	$0.00
Tax payable	$0.00	$0.00
Total current liabilities	$0.00	$0.00
Members' Equity
Capital contributions	$564.00	$564.00
Member distributions	-$530.00	-$530.00
Member's capital account	$72,323.00	$713.00
Retained earning	-$895.84	-$653.09
	$71,461.16	$93.91
TOTAL LIABILITIES AND NET ASSETS	$71,461.16	$93.91

The accompanying notes are an integral part of these financial statements.

LIVE OAK FINANCIAL LLC

Statements of Member's Equity For the period ended May 11, 2025

	Capital	Total
Member's Equity 01/01/2024	0.00	0.00
Net Income	(653.09)	(653.09)
Capital contributions	564.00	564.00
Member distributions	(530.00)	(530.00)
Member's capital account	713.00	713.00
Member's Equity 12/31/2024	93.91	93.91
Net Income	(895.84)	(895.84)
Capital contributions	564.00	564.00
Member distributions	530.00	530.00
Member's capital account	72,323.00	72,323.00
Member's Equity 05/11/2025	71,461.16	71,461.16

The accompanying notes are an integral part of these financial statements.

LIVE OAK FINANCIAL LLC

Statements of Cash Flows For the period ended May 11, 2025

	For the period ended	For the fiscal year ended
	May 11,2025	31-Dec-24
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) / Income	(242.75)	(653.09)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	3.33	4.08
Amortization	29.46	4.67
Changes in operating assets and liabilities:
Account receivable	0.00	0.00
Tax payable	0.00	0.00
Net Cash Provided by Operating Activities	(209.96)	(644.34)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	0.00	0.00
Purchase of Intangible asset	0.00	0.00
Net cash used from Investing Activities	0.00	0.00
CASH FLOWS FROM FINANCING ACTIVITIES
Cash capital contributions from members	71,160.00	670.00
Member distributions	0.00	(530.00)
Capital contributions	0.00	564.00
Net cash used from Financing Activities	71,160.00	704.00
Net Increase in Cash & Cash Equivalents for the period	70,950.04	59.66
Cash and cash equivalents at beginning of the period	59.66	0.00
Cash and cash equivalents at end of the period	71,009.70	59.66

The accompanying notes are an integral part of these statements.

Notes to the Financial Statements For the period ended May 11, 2025

1. NATURE OF ORGANIZATION

Live Oak Financial LLC (the "Company") is a Texas single-member limited-liability company formed on June 12, 2024. The Company's principal business is operating a peer-to-peer online credit marketplace that originates unsecured consumer loans and issues pro-rata Borrower Payment Dependent Notes to investors.

The Company is a non-public entity and its sole member is an individual residing in Texas.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") on the accrual basis.

Cash and Cash Equivalents

Cash consists solely of demand deposits held at one commercial bank. The Company holds no cash equivalents as defined under ASC 230.

Property, Equipment and Intangible Assets

Equipment is recorded at fair value on the date of contribution and is being depreciated on a straight-line basis over its estimated useful life of five years with no salvage value.

Use Of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure relating to contingent assets and liabilities as at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. It is reasonably possible that changes may occur in the near term, within one year, that would affect management's estimates with respect to the allowance for doubtful accounts, accrued expenses, and cash flow.

Intangible Assets

Domain registrations are recorded at cost and are being amortized on a straight-line basis over their one-year registration period.

Depreciation and Amortization

Depreciation and amortization are included in Selling, General & Administrative Expenses.

In-Kind Capital Contributions

Non-cash assets contributed by the sole member are recorded at their fair value on the contribution date, with a corresponding increase to the member's capital account.

Revenue Recognition

Loan Origination Fees. Recognized at the date of loan funding.

- Servicing Fees. Recognized monthly over the servicing period in proportion to services performed.

- Interest Income. The Company does not retain interest on the loans; all interest cash flows are passed through to note holders

Income Taxes

The Company is a single-member LLC treated as a disregarded entity for U.S. federal and state income-tax purposes. No provision for income taxes has been recorded.

Member's Equity

Capital contributions and distributions are recorded directly in the member's capital account. No membership units or shares are issued.

3. Related-Party Transactions

All cash transfers to and from the Company's operating account and the member's personal account constitute capital contributions and distributions. No fees or interest were charged on these transfers.

4. Commitments and Contingencies

As of May 11, 2025, the Company had no material commitments, leases or legal contingencies.

5. Subsequent Events

Management has evaluated subsequent events through the date these financial statements were available to be issued.

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 11 2025.

Live Oak Financial LLC By: /s/Erik Randall Name: Erik Randall Title: Designated Officer Date: May 11 2025